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                                                               Exhibit 99

Westinghouse Public Relations           Westinghouse Electric Corporation

                                        Westinghouse Building, Gateway Center
                                        11 Stanwix Street
                                        Pittsburgh, Pennsylvania 15222-1384

                                                 Contact:     Kevin Ramundo
                                                 Telephone:   (412) 642-4989

                                                 Contact:     Vaughn Gilbert
                                                 Telephone:   (412) 642-5564


           WESTINGHOUSE RECEIVES FAVORABLE TAX RULING FOR SEPARATION

     PITTSBURGH, October 10, 1997 -- Westinghouse announced today that it has received a ruling from the Internal Revenue Service that the separation of its industrial businesses, to be named Westinghouse Electric Corporation (WELCO), will qualify as a tax-free spin-off to Westinghouse and its shareholders. The separation is expected to occur by the end of 1997.

     In preparation for the separation, the company also expects to complete a restructuring plan in the fourth quarter at its power businesses and to significantly reduce the new industrial company's headquarters operations in Pittsburgh. WELCO expects to eliminate approximately 2,000 positions, about two-thirds of which are at Power Generation, and record a charge of approximately $125 million. Both Power Generation and Energy Systems are finalizing their plans to more tightly focus their businesses around higher margin and stronger growth segments and improve their cost competitiveness by reducing capacity through strategic outsourcing.


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WESTINGHOUSE RECEIVES FAVORABLE
TAX RULING FOR SEPARATION                                               -2-

     In the second half of the year, the power businesses are expected to experience shortfalls in financial performance compared to last year. During the third quarter, Power Generation incurred unexpected startup expenses with two combined cycle projects and higher than anticipated warranty expenses. The issues that gave rise to these startup delays have been addressed and the two projects are now in commercial operation. Provisions for schedule delay costs, warranty costs and product modifications, including modifications to backlog units, are estimated at $100 to $125 million and will be recognized in the third quarter. Most of the cash expenditures were incurred in the third quarter.



     Additional charges will be recognized by Power Generation in the third quarter for costs to complete various contracts, write down inventory and resolve commercial issues. It is expected that these charges will approximate $75 million. Future cash expenditures associated with these charges are not significant.

     In the first half of 1997, orders in Power Generation declined 29% compared to the same period last year. This trend has continued and will result in a shortfall in revenues for the third quarter compared to last year. It is expected that earnings shortfalls will impact the third quarter compared to the same period last year by approximately $50 million. If this trend continues, the fourth quarter also would be impacted.

     Customer delays in fuel shipments are expected to contribute to a shortfall of approximately $10 million in Energy Systems' third quarter earnings compared to the same period last year. The lower volume of fuel shipments, some of which are expected to occur in 1998, combined with an unfavorable mix of outage services, could reduce fourth quarter earnings by approximately $20 to $30 million.

     In the fourth quarter, the company expects to close the sale of Thermo King for $2.56 billion in cash, which will result in a significant gain. As part of the sale and impending separation, the company intends to report Thermo King and WELCO as Discontinued Operations in the third quarter.


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